Exhibit 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


March 18, 2002


Dear Sir/Madam:

     We have read Item 4 of the Current Report on Form 8-K of Wyeth for the event which occurred on March 13, 2002 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Copy to:
Mr. Kenneth J. Martin
Senior Vice President and Chief Financial Officer
Wyeth